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                                                                    Exhibit 3.1


                           ARTICLES OF INCORPORATION

                                      OF

                               MATADOR HOLD CO.


      I, the undersigned natural person of the age of eighteen (18) years or more, acting as the incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation.

                                  ARTICLE ONE

      The name of the corporation is Matador Hold Co.

                                  ARTICLE TWO

      The period of its duration is perpetual.

                                 ARTICLE THREE

      The purpose for which the corporation is organized is to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                 ARTICLE FOUR

      The aggregate number of shares of stock that the corporation shall have authority to issue is twelve million (12,000,000) shares, which shall be divided into two (2) classes as follows:

      (a) Ten million (10,000,000) shares of Common Stock, having a par value of ten cents ($.10) each (hereinafter "Common Stock"); and

      (b) Two million (2,000,000) shares of Preferred Stock, having a par value of ten cents ($.10) each (hereinafter "Preferred Stock").

      The Board of Directors of the Corporation shall have authority to establish series of unissued shares of the Preferred Stock by fixing and determining the relative rights and preferences of the shares of any series so established in accordance with and to the extent permitted by the applicable provisions of the Texas Business Corporation Act, and to increase or decrease the number of shares within each such series, except that the Board of Directors may not decrease the number of shares within a series to less than the number of shares within such series that are then issued and may not increase or decrease the number of shares in a series if prohibited by the resolution or resolutions adopted by the Board of Directors

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providing for such series of Preferred Stock. Each such series of Preferred
Stock shall have distinctive serial designations.

      Without limiting the generality of the foregoing, each series of Preferred Stock

      (a) may have such number of shares;

      (b) may have such voting powers, full or limited, or may be without voting powers;

      (c) may be subject to redemption at such time or times and at such prices;

      (d) may be entitled to receive distributions (which may be cumulative, noncumulative, or partially cumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

      (e) may have such rights upon the dissolution of, or upon any distribution of the assets of, the corporation;

      (f) may be made convertible into shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation at such ratios or prices, and with such adjustments;

      (g) may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

      (h) may be exchangeable, subject to compliance with applicable Texas law, for such property or indebtedness of the corporation; and

      (i) may have such other relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof;

all as shall be stated in the resolution or resolutions of the Board of Directors providing for the establishment of such series of Preferred Stock.

      Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the corporation, or which, if convertible or exchangeable, have been converted into shares of stock or exchanged for property or indebtedness of the corporation, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series for which they were originally apart or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the establishment of any series of Preferred Stock and to any filing required by law.

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      Except as otherwise provided by law or by the resolution or resolutions of the Board of Directors providing for the establishment of any series of the Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Common
Stock being entitled to one (1) vote for each share held.

      Subject to all of the rights of the Preferred Stock or any series thereof, the holders of the Common Stock on account thereof shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions payable in cash, stock or otherwise.

      Upon any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payment in full shall have been set aside for payment, the remaining net assets of the corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.

                                 ARTICLE FIVE

      The corporation will not commence business until it has received for the issuance of its shares consideration at least equal to the aggregate value of One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

                                  ARTICLE SIX

      The initial bylaws shall be adopted by the Board of Directors. The power to alter, amend, or repeal the bylaws or adopt new bylaws, subject to repeal or change by action of the shareholders, shall be vested in the Board of Directors.

                                 ARTICLE SEVEN

      The street address of the corporation's initial registered office is 8340 Meadow Road, Suite 158, Dallas, Texas 75231, and the name of its initial registered agent at such address is Joseph Wm. Foran.

                                 ARTICLE EIGHT

      The initial Board of Directors shall consist of one director; however, thereafter the manner of directors constituting the Board shall be fixed in the manner provided in the bylaws.

      The name and address of the person who shall serve as the sole director of the corporation until the first annual meeting of the shareholders or until his successor is elected and qualified is as follows:



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

            NAME                    ADDRESS

      Joseph Wm. Foran         8340 Meadow Road, Suite 158
                               Dallas, Texas 75231


      The directors shall be divided into three (3) classes, Class I, Class II and Class III, each class to be as nearly equal in number as possible. The initial term of office of any director(s) of the first class (Class I) shall expire at the annual meeting of the shareholders held in 1998; the initial term of office of any director(s) of the second class (Class II) shall expire at the annual meeting of the shareholders held in 1999; and the initial term of office of the third class of directors (Class III) shall expire at the annual meeting of the shareholders held in 2000. At each annual meeting of shareholders after 1997, a number of directors equal to the number of directors in the class whose term expires at the time of such meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting. No director who has served for a term lasting longer than six annual meetings of shareholders commencing with the first annual meeting at which he or she was elected may be reelected as a director at the next annual meeting of shareholders after such sixth annual meeting unless such director is then also either a duly elected officer of the corporation or a shareholder who owns more than ten percent (10%) of the outstanding Common Stock of the corporation. Any increase or decrease in the authorized number of directors shall be apportioned by the board of directors among the classes so as to make all classes as nearly equal in number as possible. No decrease in the authorized number of directors shall shorten the term of any incumbent director. A director who is chosen in the manner provided by the bylaws to fill a vacancy in the board or to fill a newly-created directorship resulting from an increase in the authorized number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his successor is elected and qualified or until his earlier resignation or removal.

                                 ARTICLE NINE

      The corporation shall indemnify any person who (i) is or was a director, officer, employee, or agent of the corporation or (ii) while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent that a corporation may or is required to grant indemnification to a director under the Texas Business Corporation Act as now written or as hereafter amended. The corporation may indemnify any person to such further extent as permitted by law.

      The corporation may purchase and maintain insurance on behalf of any person who holds or who has held any position named hereinabove as allowed under the Texas Business Corporation Act, as now written or as hereafter amended.

                                  ARTICLE TEN

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      The name and address of the incorporator of the corporation is as follows:


                  NAME                          ADDRESS

            Benjamin D. Nelson                  2200 Ross Avenue, Suite 2800
                                                Dallas, Texas  75201


                                ARTICLE ELEVEN

      Preemptive rights of shareholders of the corporation are expressly denied. No holder of any shares of stock of the corporation shall be entitled as a matter of right to purchase or subscribe for any part of any shares of stock of the corporation authorized by these Articles or of any additional shares of stock of any class to be issued by reason of any increase in the authorized capital stock of the corporation, or of any bonds, certificates of indebtedness, debentures, warrants, options or other securities or rights convertible into any class of capital stock of the corporation, but any shares of stock authorized by these Articles or any such additional authorized issue of any capital stock, rights or securities convertible into any shares of such stock may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations for such consideration, upon such terms and in such manner as the Board of Directors may, in its discretion, determine without any offering thereof on the same terms or on any other terms to the shareholders then of record or to any class of shareholders; provided only that such issuance may not be inconsistent with any provisions of law or with any of the provisions of these Articles.

                                ARTICLE TWELVE

      Cumulative voting is expressly prohibited. At each election of directors every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him with respect to each of the persons nominated for election as a director and for whose election he has a right to vote; and no shareholder shall be entitled to cumulate his votes by giving one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of shares owned by such shareholder, or by distributing such votes on the same principle among any number of candidates.

                               ARTICLE THIRTEEN

      To the fullest extent permitted by applicable law, no director of this corporation shall be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as director, except that this Article does not eliminate or limit the liability of a director for:

      (a) a breach of a director's duty of loyalty to the corporation or its shareholders;

      (b) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;


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      (c)   a transaction from which a director received an important benefit, whether or not the benefit resulted from an action taken within the scope of the director's office;

      (d) an act or omission for which the liability of a director is expressly provided for by statute; or

      (e) an act related to an unlawful stock repurchase or payment of a dividend.

      IN WITNESS WHEREOF, I have hereunto set my hand this 8th day of January, 1998.



                                          /s/ Benjamin D. Nelson
                                          --------------------------------------
                                          BENJAMIN D. NELSON


























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